EXHIBIT 10.21.1


                                     July 21, 1992



Mr. R. Van Mynen
P2-607



Dear Ron:

     The Board of Directors (the "Board") of Union Carbide Corporation (the "Corporation") recognizes that the possibility of a change in control of the Corporation exists, as is the case with many publicly held corporations, and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

     The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from a possible change in control of the Corporation. The Board has also determined that it is in the best interests of the Corporation and its stockholders to ensure your continued availability to the Corporation in the event of a potential change in control of the Corporation.

     In order to induce you to remain in the employ of the Corporation and in consideration of your agreement set forth in Paragraph 2 hereof, the Corporation agrees that you shall receive the severance benefits set forth in this letter agreement
("Agreement") in the event your employment with the Corporation is terminated subsequent to a change in control under the circumstances described below.

1.   Definitions.

     a. "Change in Control" of the Corporation shall be deemed to occur if any of the following circumstances shall occur:

          (i) if a change in control of the Corporation would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Act"), whether or not the Corporation is then subject to such reporting requirement;

         (ii) there shall be consummated (x) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation's Common Stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation's Common Stock immediately prior to the merger have the same proportion and ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation, provided, that the divestiture of less than substantially all of the assets of the Corporation in one transaction or a series of related transactions, whether effected by sale, lease, exchange, spin-off, sale of the stock or merger of a subsidiary or otherwise, shall not constitute a Change in Control;

        (iii) any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Act (x) becomes the "beneficial owner" as defined in Rule 13d-3 under the Act of more than 20% of the then outstanding voting securities of the Corporation, otherwise than through a transaction or transactions arranged by, or consummated with the prior approval of, the Board, or (y) acquires by proxy or otherwise the right to vote for the election of directors, for any merger or consolidation of the Corporation or for any other matter or question more than 20% of the then outstanding voting securities of the Corporation, otherwise than through an arrangement or arrangements consummated with the prior approval of the Board;

         (iv) if during any period of twenty-four consecutive months (not including any period prior to the date of this Agreement), Present Directors and/or New Directors cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence, "Present Directors" shall mean individuals who at the beginning of such consecutive twenty-four month period were members of the Board and "New Directors" shall mean any director whose election by the Board or whose nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who were Present Directors or New Directors.

     b.  "Date of Termination" shall mean:

          (i)  in case employment is terminated for Total
     Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and

         (ii) in all other cases, the date specified in the Notice of Termination (which shall not be less than thirty
     (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given),

        (iii) provided that if within thirty (30) days after any Notice of Termination is given, the party receiving the Notice advises the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

     c. "Total Disability" shall mean total and permanent physical or mental disability to perform any work for compensation in any occupation or position. Any question as to the existence of your Total Disability upon which you and the Corporation cannot agree shall be determined by a qualified physician not employed by the Corporation and selected by you (or, if you are unable to make such selection, it shall be made by any adult member of your immediate family), and approved by the Corporation. The determination of such physician made in writing to the Corporation and to you shall be final and conclusive for all purposes of this Agreement.

     d. "Good Reason for Resignation" shall mean, without your express written consent, any of the following:

          (i) a change in your status or position with the Corporation which in your reasonable judgment does not represent a promotion from your status or position immediately prior to the Change in Control, or the assignment to you of any duties or responsibilities which in your reasonable judgment are inconsistent with your status as an employee of the Corporation in effect immediately prior to the Change in Control, it being understood that any of the foregoing in connection with termination of your employment for Cause, Retirement, or Total Disability shall not constitute Good Reason for Resignation;

         (ii) a reduction by the Corporation in the annual rate of your base salary as in effect immediately prior to the date of a Change of Control or as the same may be increased from time to time thereafter, or the Corporation's failure to increase the annual rate of your base salary in an amount at least equal to the average percentage increase in base salary for all officers of the Corporation in the preceding 12 months;

        (iii) the relocation of the Corporation's principal executive offices to a location more than thirty-five miles from Danbury, Connecticut or the Corporation's requiring you to be based anywhere other than the Corporation's principal executive offices (or, if you were not based at the Corporation's principal executive offices immediately prior to a Change in Control, the Corporation's requiring you to be based anywhere other than where your office is located immediately prior to such Change in Control) except for required travel on the Corporation's business to an extent substantially consistent with your business travel obligations immediately prior to a Change in Control;

         (iv) the failure by the Corporation to continue in effect any compensation plan in which you participate as in effect immediately prior to the Change in Control, including but not limited to the Retirement Program, the Savings Program and the Incentive Compensation Plans, or any substitute plans adopted prior to the Change in Control, unless an arrangement satisfactory to you (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue your participation therein on at least as favorable a basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed immediately prior to the Change in Control;

          (v) the failure by the Corporation to continue to provide you with benefits at least as favorable as those enjoyed by you under any of the Corporation's pre-retirement and post-retirement life insurance, medical, health and accident, and disability plans or any other plan, program or policy of the Corporation intended to benefit employees in which you were participating immediately prior to the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you immediately prior to the Change in Control, or the failure by the Corporation to provide you with the number of annual paid vacation days to which you were annually entitled immediately prior to the Change in Control;

         (vi) the failure of the Corporation to obtain a satisfactory agreement from any Successor (as defined in Paragraph 5a hereof) to assume and agree to perform this Agreement, as contemplated in Paragraph 5a hereof; or

        (vii) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements hereof; for purposes of this Agreement, no such purported termination shall be effective for any purpose except to constitute a Good Reason for Resignation.

     e.  "Incentive Compensation Plans" shall mean:

          (i)  the 1989 Bonus Plan

         (ii)  the 1988 Long-Term Incentive Plan

        (iii)  the 1984 UCC Cash Bonus Plan

         (iv)  the 1983 UCC Bonus Deferral Program

          (v)  the 1984 UCC Bonus Deferral Plan

         (vi)  the 1984 UCC Stock Option Plan

        (vii)  the 1979 UCC Incentive Compensation Plan, and

       (viii)  dividend equivalents under the 1959 UCC Incentive
     Plan

     f. "Potential Change in Control of the Corporation" shall be deemed to have occurred if:

          (i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

         (ii) any person (including any individual, corporation, partnership, group, association or other "person", as such term is used in Section 14(d) of the Act, including the Corporation) publicly announces an intention to take actions which if consummated would constitute a Change in Control;

        (iii) any person as defined above becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 9.5 percent or more of the combined voting power of the Corporation's then outstanding securities; or

         (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Corporation has occurred.

     g. "Notice of Termination" shall mean a written notice as provided in Paragraph 9 hereof.

     h. "Retirement" shall mean (1) voluntary retirement before your mandatory retirement age with an immediate, nonactuarially-reduced pension under the Corporation's Retirement Program (termination of your employment by you before your mandatory retirement age with Good Reason for Resignation shall not be deemed a Retirement for purposes of this Agreement even though you are eligible for and elect to receive an immediate, nonactuarially-reduced pension under the Corporation's Retirement Program) or (2) termination in accordance with any retirement arrangement other than under the Corporation's Retirement Program, which is established with your consent with respect to you or (3) mandatory retirement under the Corporation's Retirement Program.

     i.  "Retirement Program" shall mean:

          (i)  the Retirement Program Plan for Employees of Union
     Carbide Corporation and its Participating Subsidiaries;

         (ii)  the Equalization Benefit Plan for Participants of
     The Retirement Program Plan; and

        (iii)  the Supplemental Retirement Income Plan.

     j.  "Savings Program" shall mean:

          (i)  the Savings Plan for Employees of Union Carbide
     Corporation and Participating Subsidiary Companies; and

         (ii) the 401(k) Opportunity Plan for Salaried Employees of Union Carbide Corporation.

     k. "Termination for Cause" shall mean termination of your employment upon:

          (i) your willful and continued failure to substantially perform your duties with the Corporation (other than any such failure resulting from your Total Disability or any such actual or anticipated failure resulting from your resignation with Good Reason for Resignation) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or

         (ii) your willfully engaging in conduct demonstrably and materially injurious to the Corporation, monetarily or otherwise,

but only so long as there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth and specifying the particulars thereof in detail.

For purposes of this Paragraph 1k, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done or omitted to be done by you in good faith and in the best interests of the Corporation.

2. Agreement to Remain Employed. You agree that, subject to the terms and conditions of this Agreement, you will remain in the employ of the Corporation and continue to render the services contemplated in the recitals to this Agreement (except for Total Disability or Retirement or resignation with Good Reason for Resignation) for a period of six (6) months from the date of this Agreement. If a Potential Change in Control of the Corporation occurs during the term of this Agreement, you will remain in the employ of the Corporation and continue to render such services for a period of six (6) months after the occurrence of each such Potential Change in Control of the Corporation occurring prior to the occurrence of a Change in Control.

3. Compensation Upon Termination or While Disabled. Following a Change in Control of the Corporation you shall be entitled to the following benefits:

     a. Termination Other Than for Cause, Retirement, Death or Total Disability; Termination By Your Resignation with Good Reason for Resignation. If your employment by the Corporation shall be terminated subsequent to the Change in Control and during the term of this Agreement (a) by the Corporation other than for Cause, Retirement, Death or Disability or (b) by you for Good Reason for Resignation, then you shall be entitled to the benefits provided below, without regard to any contrary provision of any plan:

          (i) Accrued Salary. The Corporation shall pay you, in a lump sum in cash, not later than the fifth day following the Date of Termination your full base salary and vacation pay accrued through the Date of Termination at the rate in effect at the time the Notice of Termination is given (or at the rate in effect immediately prior to a Change in Control, if such amounts were higher).

         (ii) Accrued Incentive Compensation. If the Date of Termination is after a Bonus Year, but before Incentive Compensation for said Bonus Year has been paid, the Corporation shall pay you as Incentive Compensation for that Bonus Year, the greater of (x) the amount of Incentive Compensation awarded or determined to be awarded to you by the Board for that Bonus Year, or (y) an amount that bears the same ratio to your total base salary in said Bonus Year as the total of all Incentive Compensation paid to participants in the Incentive Compensation Program for said Bonus Year bears to the total of all base salaries paid to said participants in said Bonus Year, such payment to you to be made at the same time the Corporation pays Incentive Compensation for said Bonus Year under the applicable Incentive Compensation Program. In addition, if the Date of Termination is other than the first day of a Bonus Year, the Corporation shall pay you, as Incentive Compensation for the Bonus Year in which the Date of Termination occurs, the greater of (x) the amount of incentive compensation awarded or determined to be awarded to you by the Board for that Bonus Year, or (y) an amount that bears the same ratio to your total base salary in said Bonus Year as the total of all Incentive Compensation paid to participants in the Incentive Program for said Bonus Year bears to the total of all base salaries paid to said participants in said Bonus Year, such payment to you to be made at the same time the Corporation pays Incentive Compensation for said Bonus Year under the applicable Incentive Compensation Program. If there is more than one Incentive Compensation Program, your accrued Incentive Compensation under each Program shall be determined individually for that Program. For the purpose of this Paragraph 3(a)(ii), "Incentive Compensation Program" means any of the Incentive Compensation Plans defined in Paragraph 1e and any other plan or program for the payment of incentive compensation, bonus, benefits or awards for which you were, or your position was, eligible to participate; "Incentive Compensation" means any compensation, bonus, benefit or award paid or payable under an Incentive Compensation Program; "Bonus Year" means a calendar year of an Incentive Compensation Program, and "Board" means the Board of Directors of the Corporation, any committee of the Board of Directors or any person or group designated by the Board of Directors to determine the amount of Incentive Compensation payable under an Incentive Compensation Program.

        (iii) Insurance Coverage. The Corporation shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those which you are receiving or entitled to receive immediately prior to the Change in Control of the Corporation. Such insurance benefits shall be provided to you for the longer of
     (x) twenty-four (24) months after such Date of Termination or
     (y) the period during which such insurance benefits would have been provided to you under the applicable life insurance, medical, health and accident and disability insurance plans of the Corporation in effect immediately prior to the Change in Control of the Corporation.

         (iv) Retirement Benefits. The Corporation shall pay you, at the time you are entitled to be paid a retirement pension under the Retirement Program, a retirement pension equal to the greater of (x) an amount computed in accordance with the terms of the Retirement Program in effect immediately prior to the Change in Control of the Corporation and as if those terms were in effect on the Date of Termination, or (y) an amount computed in accordance with the terms of the Retirement Program in effect immediately prior to the Date of Termination, in either case less the amount of retirement pension actually to be paid to you under the Retirement Program. In computing the amounts of your retirement pension under clauses (x) and (y) of this Paragraph 3a(iv), to the extent such benefits are payable under the tax qualified Retirement Program Plan for Employees of Union Carbide Corporation and its Participating Subsidiaries, three years shall be added to your actual age and to your actual Company Service Credit under the Retirement Program Plan for Employees of Union Carbide Corporation and its Participating Subsidiaries so that your retirement pension under clauses
     (x) and (y) will be the amount it would have been if you had been three years older than you actually were, and had three years more Company Service Credit than you actually had, on the Date of Termination.

          (v) Severance Payment. The Corporation shall pay as severance pay to you, not later than the fifth day following the Date of Termination, a lump sum severance payment (the "Severance Payment") equal to 2.99 times the average of the annual compensation which was payable to you by the Corporation (or any corporation affiliated with the Corporation within the meaning of section 1504 of the Internal Revenue Code of 1954, as amended ("Code")) and includible in your gross income for Federal income tax purposes for the five calendar years (the "Base Period") preceding the calendar year in which a Change in Control of the Corporation occurred. The Severance Payment shall be reduced pursuant to Paragraph 3a(vi) hereof to the extent the Corporation could not properly deduct amounts paid pursuant to Paragraph 3a(i) through 3a(iv) hereof or otherwise pursuant to section 280G of the Code. For purposes hereunder, the average annual compensation shall be determined in accordance with proposed, temporary or final regulations promulgated under section 280G(d) of the Code. Compensation payable to you by the Corporation (or an affiliate) shall include every type and form of compensation includible in your gross income in respect of your employment by the Corporation (or an affiliate), including but not limited to compensation income recognized as a result of your exercise of stock options or sale of the stock so acquired, bonuses, dividend equivalents, fringe benefits, relocation payments, and stock appreciation rights, except to the extent otherwise provided in proposed, temporary or final regulations promulgated under section 280G(d) of the Code. For purposes of Paragraphs 3a(v) and 3a(vi) only, a "Change in control of the Corporation" shall have the meaning set forth in section 280G(d) of the Code and any proposed, temporary or final regulations promulgated thereunder.

         (vi) Reduction in Severance Payment. The Severance Payment shall be reduced but not below zero by the amount of any other payment or the value of any benefit received or to be received by you contingent upon a Change in Control of the Corporation (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Corporation or an affiliate) unless (1) you shall have effectively waived your receipt or enjoyment of such payment or benefit prior to the date of payment of the Severance Payment, or (2) in the opinion of Messrs. Kelley Drye & Warren, which shall be binding upon the Corporation and upon you, such other payment or benefit plus the Severance Payment (in its full amount or as partially reduced hereunder, as the case may be) would be properly deductible by the Corporation without restriction pursuant to Code section 280G. The value of any non-cash benefit or any deferred cash payment shall promptly be determined by the Corporation's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

        (vii) Repayment of excess payment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of you and the Corporation in applying the terms of this Paragraph 3a, the aggregate payments hereunder to or for your benefit would result in any portion of such payments not being deductible by the Corporation or its affiliates by reason of section 280G of the Code, then you agree to pay the Corporation upon demand an amount equal to the sum of (1) the excess of the aggregate payments hereunder paid to or for your benefit over the aggregate payments hereunder that would have been paid to or for your benefit without any portion of such payments not being deductible by reason of section 280G of the Code; and (2) interest on the amount set forth in clause (1) of this sentence at the applicable Federal rate (as defined in section 1274(d) of the Code) from the date of your receipt of such excess until the date of such payment. No amount shall be payable by you hereunder if and to the extent that in the opinion of Messrs. Kelley Drye & Warren such repayment would not reduce the amount of payments to you which are considered nondeductible by the Corporation pursuant to Code section 280G.

       (viii) No duty to mitigate. You shall not be required to mitigate the amount of any payment provided for in this Paragraph 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit as provided for be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise except as specifically provided herein.

     b. Payments While Disabled. During any period prior to the Date of Termination and during the term of this Agreement that you are unable to perform your full-time duties with the Corporation, whether as a result of your Total Disability or as a result of a physical or mental disability that is not total or is not permanent and therefore is not a Total Disability, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all other compensation and benefits that are payable under the Corporation's disability benefit plans. After the Date of Termination, your benefits shall be determined in accordance with the Corporation's Retirement Program, insurance and other applicable programs. The compensation and benefits, other than salary, payable pursuant to this Paragraph 3b shall be the greater of (x) the amounts computed under the Retirement Program, disability benefit plans, insurance and other applicable programs in effect immediately prior to a Change in Control of the Corporation, and (y) the amounts computed under the Retirement Program, disability benefit plans, insurance and other applicable programs in effect at the time the compensation and benefits are paid.

     c. Payments if Terminated for Cause, or by You Except With Good Reason. If your employment shall be terminated by the Corporation for Cause or by you other than with Good Reason for Resignation, the Corporation shall pay you your full base salary then in effect through the Date of Termination, at the rate in effect at the time Notice of Termination is given plus any benefits or awards which have been earned or become payable but which have not yet been paid to you. Thereafter the Corporation shall have no further obligation to you under this Agreement.

     d. After Retirement or Death. If your employment shall be terminated by your Retirement, or by reason of your death, your benefits shall be determined in accordance with the Corporation's retirement and insurance programs then in effect.

4. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 1992; provided, however, that commencing on January 1, 1993 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Corporation or you shall have given notice that it or you do not wish to extend this Agreement; provided, further, that notwithstanding any such notice by the Corporation or you not to extend, if a Change in Control shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term in effect immediately before such Change in Control. This Agreement shall terminate if your employment is terminated by you or the Corporation prior to a Change in Control.

5.   Successors; Binding Agreement.

     a. Successors of the Corporation. The Corporation will require any Successor to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree, by an agreement in form and substance satisfactory to you, to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assent at least five business days prior to the time a person becomes a Successor (or where the Corporation does not have at least five business days advance notice that a person may become a Successor, within three business days after having notice that such person may become or has become a Successor) shall constitute Good Reason for Resignation by you and, if a Change in Control of the Corporation has occurred or thereafter occurs, shall entitle you immediately to the benefits provided in Paragraph 3a hereof upon delivery by you of a Notice of Termination which the Corporation, by executing this Agreement hereby assents to. For purposes of this Agreement, "Successor" shall mean any person that obtains or succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Corporation's business directly, by merger or consolidation, or indirectly, by purchase of voting securities of the Corporation, by acquisition of rights to vote voting securities of the Corporation or otherwise, including but not limited to any person or group that acquires the beneficial ownership or voting rights described in Paragraph 1a(iii) and any person or group required to be identified in a Current Report on Form 8-K described in Paragraph 1a(i).

     b. Your Successor. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6. Relationship to Other Agreements. To the extent that any provision of any other agreement between the Corporation or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

7. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9. Notice. Any purported termination by the Corporation or by you following a Change in Control shall be communicated to the other party by a Notice of Termination. A Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

10. Fees and Expenses. The Corporation shall pay all legal fees and related expenses incurred by you as a result of your termination following a Change in Control or by you in seeking to obtain or enforce any right or benefit provided by this Agreement (including all fees and expenses, if any, incurred in contesting or disputing any such termination or incurred by you in seeking advice in connection therewith).

11. Survival. The respective obligations of, and benefits afforded to, the Corporation and you as provided in Paragraphs 3, 5, 6 and 10 of this Agreement shall survive termination of this Agreement.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject.

                                    Sincerely,

                                    UNION CARBIDE CORPORATION



                                    Robert D. Kennedy
                                    Chairman of the Board and
                                    Chief Executive Officer


Agreed to this 12th day
of August, 1992